      EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-104182) and related prospectus of Advanced Neuromodulation Systems, Inc. for the registration of 112,500 shares of its common stock and to the incorporation by reference therein of our report dated March 27, 2003, with respect to the consolidated financial statements and schedule of Advanced Neuromodulation Systems, Inc. for the years ended December 31, 2002, 2001 and 2000 included in its Annual Report on Form 10-K/A for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
July 10, 2003